Exhibit 10
USG CORPORATION
2006
CORPORATE PERFORMANCE PLAN
(January 1, 2006 — December 31, 2006) General Program Description
The USG Corporation Corporate Performance Plan (CPP) provides eligible participants with a cash payment equal to a specified percentage of their annual Base Salary payable in return for continued employment with USG Corporation or one of its participating subsidiaries. To be eligible for payment of an award for any period, the participant must continue to be an employee in good standing (as defined below) on the last day of the period. The current Plan is effective January 1, 2006 through December 31, 2006 or through and including the effective day of a Plan of Reorganization for USG Corporation and its subsidiaries, whichever comes first. USG Corporation retains the right to propose a subsequent performance plan following the conclusion of the current CPP.
Eligibility
To be eligible for the Corporate Performance Plan, you must be employed by USG Corporation or a participating subsidiary, and be in a key position identified as eligible.
Award Amounts
Awards under the Corporate Performance Plan are computed as a percentage of annual Base Salary in effect on the first day of April, 2006. Individual CPP award percentages and projected dollar awards are provided to each participant in the form of a Statement of Acceptance. Salary increases or position changes during an annual period will not affect the award during that period. Such changes will be factored into the award amount effective with the next award period.
Award Qualification
The participant must be an “employee in good standing” of USG Corporation or one of its participating subsidiaries throughout and including the last day of any annual period to receive that installment of the CPP award. The annual period of this CPP ends on December 31, 2006. Participants are eligible for a payment under this plan that has been extended until June 30, 2007 and their employment must continue through such extended date to receive the final payment.

An “employee in good standing” means that the participant is employed by USG or a participating subsidiary throughout and including the last day of the period in an eligible regular full-time or part-time position that is not temporary and is actively fulfilling the duties of that position, or is on an approved paid leave from that position. This does not include employees on continuing payrolls, unpaid leave (not protected by statute), or suspension.
Award Determination
One half of the award is earned as of December 31, 2006. One half of the award is earned as of June 30, 2007 and subject to a performance adjustment based on 2006 calendar year results. The performance adjusted portion will be adjusted based on Adjusted Net Earnings defined as Corporation Consolidated Net Earnings with adjustments for significant non-operational items. Such items have in the past been Fresh Start Accounting, asbestos, restructuring charges, bankruptcy expenses and the cumulative impact of new accounting pronouncements. The performance adjustment will be calculated as follows:

2006 Corporation		Percent of Earned
Adjusted Net Earnings		Award to be Paid*
Less than	$200,000,000	-0-
	$200,000,000	50%
	$300,000,000	75%
	$400,000,000	100%
	$500,000,000	125%
	$600,000,000 or	150%
	greater

*	scaled between points (straight-line interpolation)
Award Payment
Awards earned under the plan shall become a liability of USG Corporation or the appropriate subsidiary as of the last day of the period in which they are earned and will be paid in the next month or as soon as practical but in any event before two and one-half months, provided, however, that 25 percent of the fixed payment portion of the award that is earned as of December 31, 2006 shall not be payable to the five officers who are identified in USG Corporation’s 2005 proxy statement until the entry of an order confirming a Plan of Reorganization for USG Corporation and its subsidiaries. Awards are taxable to the eligible participant when paid and are not considered benefit eligible for the USG Corporation Retirement Plan, the USG Corporation Investment Plan, and/or supplemental plans that complement these plans.
Termination by Disability, Death, Retirement or Discharge Without Cause
In the event that an eligible participant in the CPP dies, becomes disabled, retires or is discharged without cause, that participant may be recommended for a pro rated award for the current period based on the number of full months worked.
All Other Terminations and Voluntary Resignations
Participants, whose employment is terminated for any reason other than those listed above, including voluntary resignation, will not be eligible for a CPP pro rated award payment for the period in which they terminate employment.
Newly Eligible Participants
Participants who become eligible for the CPP through promotion or who are hired into a position that is eligible to participate in the USG Corporation Long Term Equity Program may be recommended for a pro rated award payment for that period provided they remain an “employee in good standing” through the last day of the period. The pro rated award payment would be based on the number of full months worked. A participant must be in an eligible position for two full months to earn a pro rated award.
General Provisions
The CPP and its provisions have been approved by the Compensation and Organization Committee of the USG Corporation Board of Directors. Program eligibility, award amounts, award payments and administrative rules are interpreted, determined and approved by the Senior Vice President, Human Resources, USG Corporation. In the event that the effective date of a Plan of Reorganization for USG Corporation and its subsidiaries occurs prior to the end of the plan, a pro rata award will be determined for the current period, and such amounts may be paid to participants after the effective date of such Plan of Reorganization.
Nothing herein contained shall limit or affect in any manner or degree the normal and usual powers of management, exercised by the officers and the Board of Directors or committees thereof, to change the duties or the character of employment of any employee or to remove the individual from the employment of the Corporation at any time, all of which rights and powers are expressly reserved.